State of Delaware
Secretary of State
Division of Corporations
Delivered 12:10 PM 05/28/2021
FILED 12:10 PM 05/28/2021
SR 20212207241 - File Number 5956995

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Equal Access Portfolio LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange St. (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is National Registered Agents, Inc.

By: [signature]
Authorized Person

Name: William M. Mower
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